Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mosaic ImmunoEngineering Inc. of our report dated October 14, 2020 (which contains an explanatory paragraph describing conditions that raise substantial doubt about Mosaic ImmunoEngineering Inc.’s ability to continue as a going concern), relating to the financial statements of Mosaic ImmunoEngineering Inc., appearing in Mosaic ImmunoEngineering Inc.’s Current Report on Form 8-K/A filed on October 14, 2020, as of May 31, 2020 and the period March 30, 2020 (date of inception) to May 31, 2020.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

December 10, 2020

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